EXHIBIT 4.c.i.
							  EXHIBIT

							  [Execution Copy]



			    AMENDMENT NO. 2


				     October 8, 1997


The Prudential Insurance Company
  of America
Pruco Life Insurance Company
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201

Ladies and Gentlemen:

	 We refer to the Note Agreement dated as of October 24, 1995, as amended by Amendment No. 1 dated January 17, 1997 (the "Agreement"), among the undersigned, Brown Group, Inc. (the "Company") and you. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

	 The Company plans to take a special charge against earnings and has requested the holders of the Notes amend certain covenants in the Agreement. The Company and the holders of the Notes have agreed to amend the Agreement. Accordingly, it is hereby agreed as follows:

     Section 1. Amendments to Agreement. The Agreement is, effective the date first above written, hereby amended as follows:

	 Section 1.01. Paragraph 6A. Consolidated Leverage Ratio. Paragraph 6A is amended in full to read as follows:

	 "6A. Consolidated Leverage Ratio. The Company will not permit, at any time, the Consolidated Leverage Ratio to be greater than:

	 From the Closing Date through August 2, 1997               .55 to 1.0

	 From August 3, 1997 through the last day of the second
	 fiscal quarter of 1998                                     .60 to 1.0

	 From the first day of the third fiscal quarter of 1998
	 through the last day of the first fiscal quarter of 1999   .575 to 1.0

	 From the first day of the second fiscal quarter of 1999
	 and thereafter                                             .55 to 1.0"

	 Section 1.02. Paragraph 6C. Consolidated Tangible Net Worth. Paragraph 6C is amended in full to read as follows:

	 "6C. Consolidated Tangible Net Worth. The Company will not permit, at any time and on any date of determination, Consolidated Tangible Net Worth less than the sum of (i) $150,000,000 plus (ii) an amount equal to 50% of cumulative Consolidated Net Income (with no deduction for cumulative losses), from and including the fiscal quarter beginning August 4, 1996 through and including the Company's fiscal quarter then most recently ended on or prior to such date of determination plus (iii) an amount equal to 100% of the Net Proceeds from any Equity Transaction occurring after January 9, 1997."

	 Section 1.03. Paragraph 6D. Restricted Payments. Paragraph 6D is amended in full to read as follows:

	 "6D.	Restricted Payments.  The Company will not make or permit any
Restricted Payment to occur, except that so long as no Default or Event of Default shall exist immediately prior to or after giving effect thereto, the Company may make Restricted Payments in an aggregate amount not to exceed the sum of

	 (A)     $35,000,000 plus

	 (B) an amount equal to 50% of cumulative Consolidated Net Income (but only to the extent positive) accrued quarterly from the beginning of the Company's fiscal quarter beginning August 4, 1996 as reduced by the cumulative amount of Restricted Payments made since August 4, 1996."

	 Section 1.04. Paragraph 10B. Other Terms. Paragraph 10 is amended by amending the definition of Consolidated Net Income in full to read as follows:

	 "'Consolidated Net Income' shall mean for any period, the net income of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding for purposes of determining the Consolidated Fixed Charge Coverage Ratio (i) any extra-ordinary gains or losses, and any non-recurring non-cash gains and losses, and
(ii) any taxes on such excluded gains and losses and any tax deductions or credits on account of any such excluded gains and losses. As related to items
(i) and (ii) above, net losses and restructuring charges in the third and fourth quarters of fiscal year 1997 related to the decision to restructure the Pagoda International Division and income tax expense attributable to the repatriation of certain cash used to support the operations of the Pagoda International Division shall, in the aggregate, be limited to $25,000,000."

	 Section 2. Conditions to Effectiveness. This Amendment shall become effective, when and only when,

	      (a) each of the holders of the Notes shall have received counterparts of this Amendment which shall have been executed by the Company, each Guarantor, and each of the holders of the Notes; and

	      (b) the Company shall have paid to you by wire transfer immediately available funds an amendment fee of $25,000 to be wired to the following account:

		   The Bank of New York
		   New York, New York
		   ABA # 021-000-018
		   For the Account of The Prudential
		    Insurance Company of America
		   Account # 890-0304-391
		   Reference:  Brown Group

	 Section 3. Representations and Warranties. Each Credit Party hereby represents and warrants that the representations and warranties contained in paragraph 8 of the Agreement are true and correct on the date hereof as of made on such date, except that the references to "this Agreement" shall mean the Agreement as amended by this Amendment.

	 Section 4.  Miscellaneous.

	      4.01. Effect of Amendment. On and after the effective date of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Agreement, and each reference in the Notes to "the Agreement", "thereunder", "thereof", or words of like import referring to the Agreement, shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement.

	      4.02. Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

	 If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least a counterpart of this Amendment to the Company at its address at 8300 Maryland Ave., St. Louis, Missouri 63105,
Attention: Treasurer.


					    Very truly yours,

					    BROWN GROUP, INC.

					    By:  /s/ Harry E. Rich
					    Title: Executive Vice President &
						   Chief Financial Officer

					    GUARANTORS

					    BROWN GROUP INTERNATIONAL, INC.
					    BROWN GROUP RETAIL, INC.
					    PAGODA TRADING COMPANY, INC.
					    SIDNEY RICH ASSOCIATES, INC.

					    By: /s/ Harry E. Rich
					    Title: Vice President
Agreed as of the date
     first above written:

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By:  /s/ Jay Squiers
     Vice President

PRUCO LIFE INSURANCE COMPANY


By:  /s/ Randall M. Kob
     Vice President